SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 21, 2010

COMMONWEALTH BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-13467	56-1641133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Biotech Drive

Richmond, Virginia 23235

(Address of principal executive offices)

Registrant’s telephone number, including area code: (804) 648-3820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On January 21, 2010, the Registrant was notified by the Nasdaq Stock Market (“Nasdaq”) that the Nasdaq Hearings Panel (the “Panel”) has determined to delist the Registrant’s shares from Nasdaq. The Registrant was before the Panel on September 3, 2009 due to stockholders’ equity, change of control, and public interest concern deficiencies. On October 20, 2009, the Panel issued a decision to continue listing of the Registrant’s shares until January 20, 2010, conditioned upon the Registrant evidencing stockholders’ equity of at least $2.5 million by that date, in accordance with Nasdaq Listing Rule 5550(b). The Registrant has failed to meet the minimum stockholders’ equity requirement, and the Panel has accordingly determined to delist the Registrant’s shares from Nasdaq.

Nasdaq will suspend trading of the Registrant’s shares effective at the opening of business on January 22, 2010. The Registrant may request that the Nasdaq Listing and Hearing Review Council (the “Council”) review the Panel’s decision. Such a request must be submitted within 15 calendar days of the date of the Panel’s decision. Additionally, the Council may, on its own motion, determine to review the Panel’s decision within 45 calendar days. If the Registrant does not request a review and the Council does not determine to review the Panel’s decision, upon the expiration of the 45 day review period, Nasdaq will complete the delisting process by filing a Form 25-NSE Notification of Delisting with the Securities Exchange Commission.

The Registrant is attempting to obtain prompt listing of its shares on the OTC Bulletin Board following suspension of the trading of its shares on Nasdaq.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:	/S/ RICHARD J. FREER, PH.D.
Richard J. Freer, Ph.D. Chief Operating Officer

Dated: January 21, 2010